Exhibit 99.1



The Reader's Digest Association, Inc.
Media: Susan Russ, (914) 244-5488 susan.russ@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com



      READER'S DIGEST ASSOCIATION REPORTS HIGHER 3Q EARNINGS
              INTERNATIONAL PROFITS MORE THAN TRIPLE;
             OTHER OPERATING SEGMENTS UP DOUBLE DIGITS

PLEASANTVILLE, N.Y., April 29, 2004 --The Reader's Digest Association, Inc. (NYSE: RDA) today reported earnings of $0.02 per share for the third quarter of Fiscal 2004 ended March 31, 2004, compared with a loss of $(0.05) per share in the Fiscal 2003 third quarter. This year's period included a one-time, non-cash charge (in Other income and (expense), net) of $(6.5) million, or $(0.04) per share principally related to accelerated amortization of debt financing fees in connection with RDA's repayment of existing debt. Last year's comparable results included restructuring charges and other one-time items which netted to $(0.08) per share.

       RDA reported sharply higher third-quarter operating profits of $19 million, versus a loss of $(3) million in the year-ago quarter. Prior-year results included restructuring charges of $16 million. All three operating segments reported profit improvements in excess of 20 percent for the quarter, with International Businesses profits at three times the year-ago period. Revenues for the Fiscal 2004 third quarter were $561 million, versus $563 million in Fiscal 2003.

      Free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) improved by $1 million over the Fiscal 2003 third quarter to $61 million. For the first nine months of Fiscal 2004, free cash flow was up 16 percent to $157 million. During the quarter, the company reduced total debt outstanding by $61 million to $737 million.

      "Operating profits for the third quarter were much improved over last year, most notably in International Businesses, and cash flows continued to be strong," said Thomas O. Ryder, Chairman and Chief Executive Officer. "We projected this improvement as part of our two-year plan, which called for permanent cost reductions along with investments in growth opportunities. The plan anticipated a soft first half in Fiscal 2004 followed by a generally stronger second half as we begin to see the concurrent impact of cost reductions and investment returns."

      Key factors in the quarterly earnings comparison include:

      - International Businesses achieved an incremental $10 million in operating profits, reflecting the program to reduce costs, stabilize the business and invest in growth opportunities.

      - RD North America operating profits were up 26 percent, or $2 million over the prior year.

      - Consumer Business Services (CBS) operating profits were $1 million higher than the prior year.

      - Investment spending added $5 million in expenses in Fiscal 2004, including new magazine launches and sales-force expansion. Non-cash corporate expenses were an incremental $7 million.

      - Other income and (expense), net includes an incremental $(6.5) million, or $(0.04) per share, reflecting accelerated amortization of debt financing fees and retirement of interest rate caps associated with the partial retirement of the company's term loan with proceeds from the $300 million bond offering completed in March.

      - Fiscal 2003 results included $(13) million net in restructuring and one-time charges.







                  Summary of Consolidated Results

                                      Fiscal 2004    Fiscal 2003
In millions, except per share data     Quarter 3      Quarter 3   Better/(Worse)

Revenues                                 $ 561         $  563        $  (2)

Operating expenses                        (542)          (550)           8

Other operating items, net                  --            (16)          16
                                         -----         ------        -----

   Operating profit (loss)                  19             (3)          22

Other income and expense, net              (18)            (5)         (13)

Income tax benefit                           1              3           (2)
                                         -----         ------        -----

   Net income (loss)                     $   2         $   (5)       $   7
                                         =====         ======        =====

   Diluted earnings (loss) per share     $0.02         $(0.05)       $0.07
                                         =====         ======        =====

Non-GAAP Financial Measures:

   Free cash flow source                 $  61         $   60        $   1


      Revenues

      Total revenues for the company were roughly flat versus prior year at $561 million, as 1 percent revenue gains in both International Businesses and Consumer Business Services were offset by a 3 percent decline in RD North America. These results included $33 million in favorable effects from foreign currency translation. Excluding foreign currency translation, revenues were down 6 percent. Results at CBS reflected a 15 percent gain in revenues in the Trade Publishing business, a 2 percent increase at QSP and a 2 percent decline at BAF. The gain in International Businesses revenues was largely driven by favorable foreign currency translation. Excluding the effect of favorable foreign exchange, revenues were down 11 percent, reflecting strategically scaled back activity in many international markets and underlying weak trends in some markets. RD North America revenues were $197 million, down 3 percent, as higher revenues in the Canadian business were offset by revenue declines at U.S. Reader's Digest magazine, U.S. Books and Home Entertainment (BHE) and Reiman Media Group.


      Operating Profits

      The company reported operating profits of $19 million, an improvement of $22 million over the prior-year loss of $(3) million, which included $16 million in restructuring charges. Profits improved in each of the operating segments:
International Businesses, by $10 million or more than 200 percent; RD North America profits, by 26 percent; and Consumer Business Services, by 46 percent. At RD North America and International Businesses, profit gains largely reflected significant reductions in overhead expenses and operating costs versus the year-ago period, while gains in Consumer Business Services reflected higher revenues in the Trade Publishing business. Divisional gains were offset by an increase in non-cash corporate unallocated expenses of $7 million and incremental investment spending of $5 million.

      Other Income and (Expense), net

      Other income and (expense), net was $(18) million this quarter compared with $(5) million in the prior-year quarter. These amounts primarily consist of net interest expense of
approximately $(10) million in each period.   In Fiscal 2004, the
company incurred $(6.5) million in one-time, non-cash expenses related to accelerated amortization of debt financing fees related to the partial retirement of the company's term loans and related interest rate caps. Also included in Fiscal 2004 are non-cash expenses of $(2) million related to the dissolution of the company's Norway subsidiary. On a comparative basis, results in Fiscal 2003 included approximately $2 million of income from the sale of LookSmart, Ltd. shares and $3 million from the recovery of costs incurred in connection with the company's re-capitalization.

      Taxes

      The effective tax rate and income tax benefit in the third quarter of Fiscal 2004 includes a net favorable adjustment of $1 million primarily related to valuation allowances on deferred tax assets.



      Outlook

      During the Fiscal 2004 third quarter, RDA continued to make progress against its two-year plan to achieve sustainable revenue and profit growth by Fiscal 2005, while steadily improving its already strong free cash-flow generation. Through the first three quarters, the company remained on track with 12 of its 15 investment metrics for growth, operating performance, cost reduction and investment, which were identified as part of the two-year plan. The company strategically reduced marketing activity in international markets, while implementing cost-reduction efforts and incremental investment spending. As expected, these moves contributed to soft results in the first half and have begun to bear fruit in the second half.

      Most notably, with one quarter remaining in Fiscal 2004 the company was at or close to achieving its cash and debt targets: free cash flow was at $157 million, approaching last year's full-year $162 million and net debt was at $680 million, below the year-end target of $700 million. In addition, through the first three quarters, the company had achieved the low end of its full-year EPS guidance.

      In the fourth quarter, RDA expects the following:
International Businesses and RD North America profits to continue to improve, driving double-digit full-year operating profit growth within these segments; somewhat weaker performance at CBS on slightly lower revenues (QSP records a seasonal loss during the fourth quarter); and higher non-cash corporate unallocated expenses consistent with the first three quarters. As a result, the company expects full-year EPS near the middle of the previous guidance of $0.65 to $0.75 per share, excluding any restructuring charges and one-time items.

      Segment Information

                                     Fiscal 2004  Fiscal 2003   Better/
In millions                           Quarter 3    Quarter 3    (Worse)

Revenues:
  Reader's Digest North                  $ 197       $ 203       $  (6)
  America
  International                            236           3
  Businesses                               239
  Consumer Business                        129         128           1
  Services
  Intercompany eliminations                 (4)         (4)         --
                                         -----       -----       -----
   Total revenues                        $ 561       $ 563       $  (2)
                                         =====       =====       =====

Operating profit (loss):
  Reader's Digest North America          $  11       $   9       $   2
  International Businesses                  14           4          10
  Consumer Business Services                 4           3           1
  Corporate Unallocated                    (10)         (3)         (7)
  Other operating items, net                --         (16)         16
                                         -----       -----       -----
   Total operating profit (loss)         $  19       $  (3)      $  22
                                         =====       =====       =====



      RD North America

      Operating profits improved by 26 percent to $11 million in the quarter, and revenues were $197 million, down 3 percent versus prior year. This follows a similarly strong first half, when operating profits were up 13 percent. Year to date, operating profits for RD North America were up 16 percent, and margins improved from 7 percent to 9 percent. During the third quarter, margins improved from 4 percent to 6 percent, largely attributable to improved subscriber profitability on lower promotion costs at Reader's Digest magazine. Profits also rose at U.S. BHE, largely reflecting overhead savings from cost reduction efforts in connection with the two-year plan.

      Profit gains at RD North America were partly offset by Reiman Media Group, whose revenues fell slightly because of year-over-year declines in sales of book "annuals". Profits were also unfavorably affected by incremental investment in two new magazine launches--Backyard Living and Our Canada. These magazines were launched in early January, both continue to track successfully and have achieved circulation levels of 430,000 and 120,000 respectively.

      International Businesses

      International Businesses operating profits were $14 million in the third quarter, an improvement of $10 million versus the prior-year quarter. Revenues improved by 1 percent to $239 million. Excluding the effects of foreign currency translation, revenues fell by 11 percent. Foreign currency translation added $2 million to operating profits. The significant increase in operating profits reflected the benefit of cost reduction, re-engineering, improved execution and investment activity in the first half of Fiscal 2004. These efforts reduced revenues and profits in the first half but have led to improved performance in the second half, resulting in 6 percent growth in profits year-to-date.

      Operating profits improved in most international markets, most notably France and Australia, largely due to cost cutting and improved execution, and to a lesser extent, Poland, Mexico, the United Kingdom and the BNI region (Benelux, Nordic, and Iberia). Many of the company's markets experienced more predictable response rates and improved payment performance. New business development efforts will continue in the fourth quarter, including a new market launch in Romania and tests of BAF, Young Families and Reiman in several markets. The company expects International Businesses profits and margins will continue to increase in the fourth quarter versus prior year, leading to double-digit full year operating profit growth.

      Consumer Business Services

      Operating profits improved by 46 percent to $4 million, and revenues improved by 1 percent to $129 million versus the prior year. Growth was driven largely by double-digit revenue gains in the Trade Publishing business. QSP revenues rose 2 percent and BAF revenues declined by 2 percent. The improved results in the Trade business reflected the outstanding performance of the "Movie Theater Storybook and Projector" products in multiple channels including retail and special markets. At QSP, revenues for the quarter were up 2 percent versus the prior year on higher sales in Canada and at the on-line fundraising unit eFundraising. Revenues at Books Are Fun declined by $1 million during the quarter despite growth in sales for some of the newer product lines. The decline primarily reflects lower sales in the corporate fairs division due to a decrease in events and average sales per event.

      Corporate Unallocated

      Corporate Unallocated expenses were $(10) million in the quarter. This category primarily reflects the company's cost of governance as well as other centrally managed expenses. It also includes the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs. For the Fiscal 2004 quarter, the $7 million unfavorable variance was mostly non-cash and primarily attributable to a $5 million decrease in pension income derived from the company's over-funded U.S. pension plan, an additional $1 million in compensation expense due to a greater mix of restricted stock versus stock options, and an incremental $1 million associated with the rising cost of post-retirement healthcare. The company expects a similarly unfavorable variance to continue in the fourth quarter.

      Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.





                                          Three-month periods ended    Nine-month periods ended
Reconciliation of Free Cash Flow,                  March 31,                   March 31,
In millions                                    2004        2003            2004        2003

Reported change in cash per cash
   flow statement (see Table 4)              $ (11.6)    $  13.0         $    5.5    $  (26.6)

Less:
     Change in total borrowings, net           (61.2)      (34.9)          (129.3)      (34.5)
     Dividends paid                             (5.2)       (5.2)           (15.5)      (15.8)
     Share repurchases                            --          --               --      (101.7)
     Bond offering fees                         (6.5)         --             (6.5)         --
     Recapitalization costs                       --        (7.2)              --       (10.4)
                                             -------     -------         --------    --------
      Free Cash Flow Source                  $  61.3     $  60.3         $  156.8    $  135.8
                                             =======     =======         ========    ========



  - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less cash on hand. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

      RDA will host a conference call with financial analysts to discuss the company's third quarter results on April 29, 2004 at 8:30 a.m. EST. The company invites investors to listen to the webcast of the conference call at the company's Web site, www.rd.com in the Investor Relations section. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. The company reports business results in three segments:

  - Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Backyard Living, Farm & Ranch Living and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Our Canada; Select Editions, series and general books, health and home books and products, and music and video products in the United States and Canada.

  - Consumer Business Services - Books Are Fun; Young Families and children's products in the United States and Canada;
      adult and children's trade books; QSP, Inc. and QSP Canada;
      and financial services marketing alliances and other strategic initiatives in the United States.

  - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including:
      Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom, and The Family Handyman in Australia; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

      The Reader's Digest Association, Inc. (RDA) is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

                               ###


                                                                                                                  Table 1 of 4

                                           The Reader's Digest Association, Inc. and Subsidiaries
                                                       Consolidated Statements of Income
                                                      (In millions, except per share data)
                                                                    (unaudited)

                                                                   Three-month period ended         Nine-month period ended
                                                                 March 31, 2004 and 2003 (A)        March 31, 2004 and 2003

                                                                   Fiscal Year        Better/         Fiscal Year        Better/
                                                                 2004      2003       (Worse)      2004        2003      (Worse)

Revenues                                                        $561.0     $563.5         --     $1,852.1    $1,911.2       (3%)

Product, distribution and editorial expenses                    (234.9)    (236.4)        1%       (753.3)     (765.5)       2%
Promotion, marketing and administrative expenses                (307.0)    (314.5)        2%       (970.1)     (987.3)       2%
Other operating items, net                                          --      (16.1)       N/M         (9.1)      (13.3)      N/M
                                                                ------     ------       ----     --------    --------      ----

Operating profit (loss)                                           19.1       (3.5)       N/M        119.6       145.1      (18%)

Other income and (expense), net (B)                              (17.5)      (5.1)     (243%)       (35.1)      (28.3)     (24%)
                                                                ------     ------       ----     --------    --------      ----

Income before income tax benefit                                   1.6       (8.6)       N/M         84.5       116.8      (28%)

Income tax benefit (provision)                                     0.6        4.0       (85%)       (29.3)      (42.4)      31%
                                                                ------     ------       ----     --------    --------      ----

Net income (loss)                                                 $2.2      ($4.6)       N/M        $55.2       $74.4      (26%)
                                                                ======     ======       ====     ========    ========      ====

Basic earnings (loss) per share:
   Weighted average common shares outstanding                     97.1       96.8                    97.0        98.4

   Basic earnings (loss) per share                               $0.02     ($0.05)       N/M        $0.56       $0.75      (25%)
                                                                ======     ======       ====     ========    ========      ====

Diluted earnings (loss) per share:
   Weighted average common shares outstanding                     99.4       96.8                    99.2        99.6

   Diluted earnings (loss) per share                             $0.02     ($0.05)       N/M        $0.55       $0.74      (26%)
                                                                ======     ======       ====     ========    ========      ====

Dividends per common share                                       $0.05      $0.05         --        $0.15       $0.15        --


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2004 and 2003 are the third fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Other  income and (expense), net for the three-month period ended March 31, 2004 includes $(6.5) million, or $(0.04) per share, due to the write-off of deferred debt financing fees in connection with the partial retirement of RDA's term loans and related interest rate caps. For the three-month period ended March 31, 2003, other income and (expense), net includes income of
$2.7 million, or $0.03 per share [expense of $(3.3) million, or $(0.03) per share for the nine-month period ended March 31, 2003], from the recovery of costs incurred in connection with the share recapitalization completed in the second quarter of fiscal 2003.

N/M - Not meaningful.




                                                                                                                  Table 2 of 4
                                 The Reader's Digest Association, Inc. and Subsidiaries
                                  Revenues and Operating Profit by Operating Segments
                                                       (In millions)
                                                         (unaudited)

                                                 Three-month period ended           Nine-month period ended
                                                March 31, 2004 and 2003 (A)         March 31, 2004 and 2003

                                                  Fiscal Year                       Fiscal Year
                                                       Restated (B)  Better/             Restated (B)    Better/
                                               2004        2003      (Worse)     2004        2003        (Worse)

Revenues

Reader's Digest North America                 $197.5      $203.2       (3%)     $632.5      $645.1         (2%)

International Businesses                       238.7      236.2         1%       730.0       756.1         (3%)

Consumer Business Services                     129.2      128.5         1%       513.2       531.2         (3%)

Intercompany eliminations (C)                  (4.4)       (4.4)        --       (23.6)      (21.2)       (11%)

                                              ------      ------       ----    --------    --------       ----
Total Revenues                                $561.0      $563.5        --     $1,852.1    $1,911.2        (3%)
                                              ======      ======       ====    ========    ========       ====

Operating profit (loss)

Reader's Digest North America                  $11.3       $9.0         26%       $54.6       $47.2        16%

International Businesses                       13.9         4.3        223%        36.3        34.3         6%

Consumer Business Services                      4.1         2.8         46%        71.1        91.4       (22%)

Corporate unallocated (D)                     (10.2)       (3.5)      (191%)      (33.3)      (14.5)     (130%)
                                              ------      ------       ----    --------    --------       ----

                                               $19.1      $12.6         52%      $128.7      $158.4       (19%)

Other operating items, net                        --     ($16.1)       N/M        ($9.1)      (13.3)       N/M
                                              ------      ------       ----    --------    --------       ----
Total operating profit (loss)                  $19.1      ($3.5)       N/M       $119.6      $145.1       (18%)
                                              ======      ======       ====    ========    ========       ====


N/M - Not meaningful.

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2004 and 2003 are the third fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The operating segment results for fiscal 2003 have been restated to conform to our new operating segments, effective June 30,
2003.

(C)  In the normal course of business, the company's segments enter into transactions with one another. These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.



                                                                                                               Table 3 of 4
                        The Reader's Digest Association, Inc. and Subsidiaries
                                       Consolidated Balance Sheets
                                As of March 31, 2004 and June 30, 2003
                                            (In millions)
                                             (unaudited)


                                                                March 31,               June 30,
                                                                   2004                   2003
Assets
      Cash and cash equivalents                                 $    56.8              $    51.3
      Accounts receivable, net                                      259.2                  256.5
      Inventories                                                   167.4                  155.7
      Prepaid and deferred promotion costs                          126.1                  132.7
      Prepaid expenses and other current assets                     166.3                  191.8
                                                                ---------              ---------
Total current assets                                                775.8                  788.0

      Property, plant and equipment, net                            160.0                  162.5
      Goodwill                                                    1,009.4                1,009.4
      Other intangible assets, net                                  183.9                  212.3
      Other noncurrent assets                                       415.4                  427.3
                                                                ---------              ---------
Total assets                                                    $ 2,544.5              $ 2,599.5
                                                                =========              =========

Liabilities and Stockholders' Equity
      Loans and notes payable                                   $     4.4              $    31.3
      Accounts payable                                              106.9                   97.5
      Accrued expenses                                              267.8                  281.4
      Income taxes payable                                           21.9                   36.5
      Unearned revenue                                              444.0                  414.8
      Other current liabilities                                      19.0                   19.7
                                                                ---------              ---------
Total current liabilities                                           864.0                  881.2

      Long-term debt                                                732.3                  834.7
      Unearned revenues                                             138.8                  127.6
      Other noncurrent liabilities                                  354.1                  355.7
                                                                ---------              ---------
Total liabilities                                                 2,089.2                2,199.2

      Capital stock                                                  15.2                   17.6
      Paid-in capital                                               210.0                  215.0
      Retained earnings                                           1,341.3                1,301.6
      Accumulated other comprehensive (loss) income                (104.7)                (109.2)
      Treasury stock, at cost                                    (1,006.5)              (1,024.7)
                                                                ---------              ---------
Total stockholder's equity                                          455.3                  400.3
                                                                ---------              ---------
Total liabilities and stockholder's equity                      $ 2,544.5              $ 2,599.5
                                                                =========              =========




                                                                                                                       Table 4 of 4

                            The Reader's Digest Association, Inc. and Subsidiaries
                                Consolidated Condensed Statements of Cash Flows
                                Nine-month periods ended March 31, 2004 and 2003
                                                (In millions)
                                                 (unaudited)

                                                                Three-month period ended      Nine-month period ended
                                                                       March 31, (A)                 March 31,
                                                                    2004          2003          2004          2003
                                                                           Reclassified (A)              Reclassified (A)
Cash flows from operating activities
Net income (loss)                                                $    2.2     ($   4.6)      $   55.2      $   74.4
Depreciation and amortization                                        15.5          16.0          47.7          48.0
Asset impairments                                                     0.3            --           0.8            --
Stock-based compensation                                              2.2           1.7           7.8           4.9
Net gain on marketable securities, investments and sales
 of certain assets                                                   (0.1)         (1.9)         (3.8)         (7.1)
Changes in current assets and liabilities
     Accounts receivable, net                                        84.0          95.5           6.9          15.8
     Inventories                                                     (1.6)        (15.0)         (8.2)        (24.2)
     Unearned revenues                                              (10.3)         (8.5)         23.1          26.4
     Accounts payable and accrued expenses                          (33.1)         (4.9)        (15.6)        (18.9)
     Other, net                                                       2.3         (32.7)         22.1          (8.1)
Changes in noncurrent assets and liabilities                          3.3           6.8          25.4          20.7
                                                                 --------      --------      --------      --------
Net change in cash due to operating activities                       64.7          52.4         161.4         131.9
                                                                 --------      --------      --------      --------

Cash flows from investing activities
Proceeds from maturities and sales of marketable
 securities and short-term investments                                 --           2.0           0.8           5.2

Purchases of marketable securities, other investments and
 licensing agreements                                                  --           0.1          (1.3)         (7.5)
Proceeds from other long-term investments                              --            --           3.0            --
Proceeds from sales of property, plant and equipment                  0.4           0.3           0.6           3.7
Capital expenditures                                                 (3.7)         (3.2)        (12.3)         (9.8)
                                                                 --------      --------      --------      --------
Net change in cash due to investing activities                       (3.3)         (0.8)         (9.2)         (8.4)
                                                                 --------      --------      --------      --------

Cash flows from financing activities
Repayments from revolving credit and other facilities, net           (0.1)        (16.9)         (0.7)           --
Repayments of term loan                                            (361.1)        (18.0)       (428.6)        (34.5)
Proceeds from senior notes offering                                 300.0            --         300.0            --
Payments of debt financing fees                                      (6.5)           --          (6.5)           --
Common stock repurchased                                                             --                      (101.7)
Dividends paid                                                       (5.2)         (5.2)        (15.5)        (15.8)
Proceeds from employee stock purchase plan and exercise
 of stock options                                                      --            --           1.4           1.8
Other, net                                                            0.6           0.9           0.6           0.4
                                                                 --------      --------      --------      --------
Net change in cash due to financing activities                      (72.3)        (39.2)       (149.3)       (149.8)
                                                                 --------      --------      --------      --------

Effect of exchange rate changes on cash                              (0.7)          0.6           2.6          (0.3)
                                                                 --------      --------      --------      --------
Net change in cash and cash equivalents                             (11.6)         13.0           5.5         (26.6)
                                                                 --------      --------      --------      --------

Cash and cash equivalents at beginning of period                     68.4          68.0          51.3         107.6
                                                                 --------      --------      --------      --------
Cash and cash equivalents at end of period                       $   56.8      $   81.0      $   56.8      $   81.0
                                                                 ========      ========      ========      ========

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2004 and 2003 are the third fiscal quarters of fiscal year 2004 and fiscal year 2003, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.  In some instances, prior year amounts have been reclassified to conform to the current year presentation.

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